Exhibit 99.B(11)

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

215.981.4000

Fax 215.981.4750

May 3, 2010

Rivus Bond Fund

113 King Street

Armonk, NY 10504

Re:          Reorganization of The Hartford Income Shares, Inc. into Rivus Bond Fund

Ladies and Gentlemen:

We have acted as counsel to Rivus Bond Fund, a statutory trust formed under the laws of the State of Delaware (the “Fund”) in connection with the reorganization of The Hartford Income Shares Fund, Inc. (“HSF”) into the Fund (the “Reorganization”).  As a result of the Reorganization, Fund will receive assets and liabilities of HSF in exchange for shares of beneficial interest of the Fund (the “Shares”), par value $0.01 per Share, all in accordance with the Fund’s registration statement on Form N-14 under the Securities Act of 1933, as amended, (the “Securities Act”) as filed with the Securities and Exchange Commission (the “Commission”) on March 19, 2010, Pre-effective Amendment No. 1, filed with the Commission on April 12, 2010, Pre-effective Amendment No. 2, filed with the Commission on April 22, 2010 and Pre-effective Amendment No. 3, filed with the Commission on May 3, 2010 (collectively, the “Registration Statement”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement.  For purposes of rendering that opinion, we have examined the Fund’s Registration Statement, the Declaration of Trust and By-Laws of the Fund, and the action of the Fund that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Fund.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable

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to the issuance of shares by entities such as the Fund.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.  The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

2.  When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the prospectus that is being filed as part of the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP

cc:                                Mr. W. Thacher Brown, Chairman of the Board of Directors

Mr. Clifford D. Corso, President

Joseph V. Del Raso, Esq.